FIRST MONTAUK FINANCIAL CORP.
                    AND OLYMPIC CASCADE FINANCIAL CORPORATION
                          AGREE TO REVISE MERGER TERMS

MAY 11, 2005 -- RED BANK, NJ AND NEW YORK, NY -- First Montauk Financial Corp. (OTCBB: FMFK) and Olympic Cascade Financial Corporation (OTCBB: OLYD) announced today that they have agreed to amend the terms and conditions of their Merger Agreement entered into as of February 10, 2005. Under the revised terms, First Montauk will issue shares of its common stock for all outstanding shares of common stock of Olympic Cascade. For each outstanding share of Olympic Cascade's stock owned, the shareholder will receive 1.75 shares of First Montauk's common stock. In addition, First Montauk will issue equivalent shares of newly created preferred stock to the holders of Olympic Cascade's Series A Preferred Stock, giving effect to the 1.75 exchange ratio. Outstanding options and warrants of Olympic Cascade will be modified to reflect the new exchange ratio.

It is anticipated that the number and manner of designation of the members of the board of directors and the individuals identified as executive officers of the surviving company after the merger will remain as previously agreed.

The completion of the transaction is subject to several conditions which are usual and customary for transactions of this nature, including a formal amendment and restatement of the original agreement, shareholder and regulatory approval and completion of the anticipated financing in an amount of at least $4.0 million. The parties expect to file a joint proxy registration statement with the SEC and to close the transaction during the third calendar quarter of 2005.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. First Montauk conducts securities brokerage, insurance, investment banking and advisory business with approximately 61,000 retail and institutional accounts.

Olympic Cascade Financial Corporation is a holding company for National Securities Corporation, based in Seattle, Washington. National Securities conducts securities brokerage, and investment banking business with approximately 55,000 retail and institutional accounts.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
First Montauk Financial Corp.                    Olympic Cascade Financial Corp.
Victor K. Kurylak, CEO and Pres.                 Mark Goldwasser, CEO and Pres.
(800) 876-3672, ext. 4230                        (212) 417-8210
info@montaukfinancial.com